EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
August 8, 2007	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS 2007 SECOND QUARTER FINANCIAL RESULTS

•                  Revenue up 11% to $9.1 million in Q2, 7% to $17.6 million YTD

•                  License and services orders up 15% to $4.4 million in Q2, 18% to $9.4 million YTD

•                  Adjusted EBITDA  of $1.4 million in Q2, $2.6 million YTD

•                  Net income of $72,000 in Q2 vs. losses of $326,000 in Q1 and $16.2 million in Q2 2006

•                  Fourth consecutive quarter of positive operating income — $629,000 compared with $230,000 in Q1

•                  Operating cash flow of $6.1 million YTD vs. $3.2 million a year ago

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported financial results for its second quarter and six-month period ended June 30, 2007.

Second Quarter Results

The Company reported net income of $72,000, or less than one cent per basic and diluted share, in the second quarter as compared with a net loss of $16.2 million, or $0.85 per basic and diluted share, in the same quarter last year when the Company incurred a $15.0 million goodwill and intangible assets impairment charge net of income tax benefit of $1.5 million.  Earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions (“adjusted EBITDA”) for the second quarter were $1.4 million, an increase of 70% over adjusted EBITDA of $827,000 in the second quarter of 2006.

Revenue in the second quarter was $9.1 million, up 11% compared with $8.2 million in the second quarter last year and up 8% from the first quarter of 2007.  The increase was attributable to new customers as well as higher revenue from existing customers.  It was the Company’s second straight quarter of year-over-year revenue growth.  For the comparative second quarters, license fees and services revenue was $4.7 million versus $4.0 million, while customer support revenue was $4.4 million versus $4.3 million.  Second quarter revenue mix included $4.9 million in Service Activation, $3.3 million in Numbering Solutions and $900,000 in Mediation.  Revenue increases occurred in the Company’s focus areas of Activation and Numbering Solutions, exceeding a small decline in Mediation revenue.

Total costs of revenue and operating expenses in the second quarter declined by 66% to $8.5 million from $25.3 million in the same quarter last year.  Excluding the $16.5 million impairment charge in the second quarter last year, total costs of revenue and operating expenses in the 2007 second quarter decreased by 3%, to $8.5 million from $8.8 million, reflecting lower intangible amortization costs as well as management’s commitment to maintaining a stable cost structure.  Product development costs declined by 55%, or $441,000, as the Company completed development of the international version of its NumeriTrack® product.  Intangible amortization expense declined by 56%, or $501,000, reflecting the impact of the second quarter 2006 impairment charge.  General and administrative expense increased 19% to $1.6 million from $1.4 million due to higher professional fees associated with legal, Sarbanes-Oxley requirements and implementation of new accounting standard FASB Interpretation No. 48 — Accounting for Uncertainties in Income Taxes, and higher incentive compensation.

Income from operations in the second quarter was $629,000, an improvement of $17.7 million over the second quarter of 2006 when the $16.5 million impairment charge was taken, and of 173% over operating income of $230,000 in the first quarter of 2007.  It was the Company’s fourth consecutive quarter of positive operating income.

Bookings and Backlog Highlights

Second quarter new order bookings totaled $7.6 million, up from $6.1 million in the second quarter last year.  The bookings were comprised of $4.4 million in license fees and services and $3.2 million in customer support.  Bookings were allocated $4.7 million in Activation, $2.1 million in Numbering Solutions, and $800,000 in Mediation. The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at June 30, 2007, was $15.1 million, up $400,000 from backlog of $14.7 million at the same time last year.  A 49% increase in license and services backlog more than offset a 13% decline in customer support backlog, where the Company experienced delays in certain renewals and the end of life for one legacy product.

Balance Sheet Highlights

Evolving Systems generated $2.3 million in cash from operations in the second quarter and closed the quarter with cash and cash equivalents of $9.9 million, up from $5.1 million at the end of 2006.  Working capital at the end of the second quarter was $1.1 million, up from $718,000 in the first quarter.  In the second quarter certain holders of the Company’s Series B Convertible Preferred Stock converted their preferred stock into approximately 60,000 shares of common stock, reducing the Company’s preferred stock balance from $6.1 million to $5.9 million at June 30, 2007.

CEO Comments

“We continued our momentum with positive results across the board for the second quarter and six-month periods, including growth in new orders, revenue and profitability,” said Thad Dupper, president and CEO.  “In addition, we won another new account in the second quarter, raising the total number of new accounts year-to-date to three and equaling our new account total for all of 2006.  Importantly, all three new accounts are located in emerging markets where we have focused our growth initiatives.  Year-to-date we have won new accounts in Mexico, Eastern Europe and Indonesia.  In addition, in the second quarter we received follow on orders from existing customers for expanded services using our Tertio™ service activation platform.  Many of these orders were to implement new features that allow customers to provision value-added services such as text messaging, downloading music and ring tones, push-email, as well as activation of video programs and games.  Simply put, if a carrier wishes to offer a new service, they need the ability to activate that service, and that often translates into additional license and services work for Evolving Systems.

“We continue to make good progress on the new product front,” Dupper added.  “In the second quarter two Brazilian customers placed orders for our Tertio™ 7 Distributed Architecture feature.  In addition, following the first order of our Dynamic SIM Allocation solution earlier this year, we are seeing significant interest from GSM carriers who wish to gain a competitive edge via our technology that allows new wireless customers to select their phone number at the point of purchase.  Our Dynamic SIM Allocation solution draws upon our unique credentials, leveraging the strengths of our NumeriTrack® and Tertio™ products, which are already production-proven and installed with carriers throughout the world.”

Six Month Results

Net loss through six months was reduced to $254,000, or $0.01 per basic and diluted share, as compared with a net loss of $17.8 million, or $0.93 per basic and diluted share, in the same period last year.  The year-ago net loss included the $15.0 million impairment charge net of income tax benefit.  Earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions (“adjusted EBITDA”) for the six-month period ended June 30, 2007, increased 157% to $2.6 million versus $995,000 in the same period last year.

Revenue for the six-month period was $17.6 million, up 7% from $16.4 million in the first six months of 2006.  License fees and services revenue increased to $8.7 million from $7.9 million while customer support revenue increased to $8.9 million from $8.5 million a year ago.  Revenue mix included $9.5 million in Activation, $6.1 million in Numbering Solutions and $2.0 million in Mediation.

Total costs of revenue and operating expenses in the first six months of 2007 were reduced to $16.7 million from $34.7 million in the same period last year when the Company reported the $16.5 million impairment.  Excluding the $16.5 million impairment, the Company reduced its total costs of revenue and operating expenses by 8%, or $1.5 million, for the comparative six-month periods.  This improvement included reductions in most expense categories except for general and administrative expense, which increased 15% due to higher professional fees, and costs of revenue, which increased to support the higher revenues for the period.

Operating income in the first half of 2007 was $859,000 compared with an operating loss of $18.3 million, including the $16.5 million impairment, in the same period last year.  The Company generated $6.1 million in cash from operations in the first half 2007 as compared with $3.2 million in the same period of 2006.

Conference Call

The Company will conduct a conference call and Web cast today at 2:15 p.m. Mountain Time.  The call-in numbers for the conference call are 1-866-202-0886 for domestic toll free and 617-213-8841 for international.  The passcode is 38026724.  A telephone replay will be available through August 22, 2007, and can be accessed by calling 1-888-286-8010 or 617-801-6888, passcode 71315197.  To access a live Web cast of the call, please visit Evolving Systems’ web site at www.evolving.com.  A replay of the Web cast will be accessible at that Web site through September 8, 2007.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide. Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly results that are similar to those described in this press release and the impact of new products on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 15, 2007, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Communications Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations
(In thousands except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
License fees and services	$4,742	$3,966	$8,733	$7,865
Customer support	4,380	4,274	8,850	8,503
Total revenue	9,122	8,240	17,583	16,368
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,941	1,657	3,865	3,532
Costs of customer support, excluding depreciation and amortization	1,716	1,551	3,209	3,177
Sales and marketing	2,186	2,241	4,225	4,796
General and administrative	1,648	1,381	3,199	2,788
Product development	358	799	907	1,546
Depreciation	252	283	540	576
Amortization	392	893	780	1,790
Impairment of goodwill and intangible assets	—	16,516	—	16,516
Restructuring and other expense (recovery)	—	(9)	(1)	(23)
Total costs of revenue and operating expenses	8,493	25,312	16,724	34,698
Income (loss) from operations	629	(17,072)	859	(18,330)
Interest and other income (expense), net	(474)	(489)	(890)	(961)
Income (loss) before income taxes	155	(17,561)	(31)	(19,291)
Income tax expense (benefit)	83	(1,375)	223	(1,454)
Net income (loss)	$72	$(16,186)	$(254)	$(17,837)
Basic income (loss) per common share	$0.00	$(0.85)	$(0.01)	$(0.93)
Diluted income (loss) per common share	$0.00	$(0.85)	$(0.01)	$(0.93)
Weighted average basic shares outstanding	19,180	19,090	19,167	19,078
Weighted average diluted shares outstanding	19,604	19,090	19,167	19,078

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income (loss)	$72	$(16,186)	$(254)	$(17,837)
Depreciation	252	283	540	576
Amortization	392	893	780	1,790
Impairment of goodwill & intangible assets	—	16,516	—	16,516
Stock-based compensation	132	207	381	443
Interest and other income (expense), net	474	489	890	961
Income tax expense (benefit)	83	(1,375)	223	(1,454)
Adjusted EBITDA	$1,405	$827	$2,560	$995

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction.)  Management believes adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Readers of this adjusted EBITDA information are reminded that adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$9,898	$5,076
Current portion of restricted cash	—	300
Contract receivables, net	4,780	9,206
Unbilled work-in-progress	971	1,064
Prepaid and other current assets	1,702	1,701
Total current assets	17,351	17,347
Property and equipment, net	1,016	1,349
Amortizable intangible assets, net	5,481	6,155
Goodwill	26,492	26,027
Long-term restricted cash	100	—
Other long-term assets	374	460
Total assets	$50,814	$51,338
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,269	$2,037
Accounts payable and accrued liabilities	4,533	4,428
Unearned revenue	9,472	10,079
Total current liabilities	16,274	16,544
Long-term liabilities:
Long-term debt and other obligations	11,118	12,153
Deferred foreign income taxes	1,097	1,202
Total liabilities	28,489	29,899
Preferred stock	5,892	11,281
Stockholders’ equity:
Common stock	18	16
Additional paid-in capital	74,648	68,825
Accumulated other comprehensive income	2,170	1,466
Accumulated deficit	(60,403)	(60,149)
Total stockholders’ equity	16,433	10,158
Total liabilities and stockholders’ equity	$50,814	$51,338